                                                                  Conformed Copy



                             DISTRIBUTION AGREEMENT


                                  dated as of

                               November 20, 1996


                                    between


                           ALCO STANDARD CORPORATION

                                      and


                           UNISOURCE WORLDWIDE, INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
                                                                                                               ----
                                   ARTICLE I

                                  DEFINITIONS.....................................................................1

Section 1.01.  Definitions........................................................................................1
               -----------
                                   ARTICLE II

                                THE DISTRIBUTION..................................................................5

Section 2.01.  Cooperation Prior to the Distribution..............................................................5
               -------------------------------------
Section 2.02.  Alco Board Action; Conditions Precedent to the Distribution........................................6
               -----------------------------------------------------------
Section 2.03.  The Distribution...................................................................................7
               ----------------
Section 2.04.  Fractional Shares..................................................................................7
               -----------------

                                   ARTICLE III

               CONVEYANCE OF CERTAIN ASSETS; ASSUMPTION OF CERTAIN
           LIABILITIES; CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS.............................................7

Section 3.01.  Conveyance of Assets; Discharge of Liabilities.....................................................7
               ----------------------------------------------
Section 3.02.  Conduct of Unisource Pending Distribution..........................................................9
               -----------------------------------------
Section 3.03.  Revolving Credit Agreement.........................................................................9
               --------------------------
Section 3.04.  Unisource Payment..................................................................................9
               -----------------
Section 3.05.  Cash Management System.............................................................................9
               ----------------------
Section 3.06.  Unisource Foundation...............................................................................9
               --------------------
Section 3.07.  Insurance.........................................................................................10
               ---------
Section 3.08.  Certain Intellectual Property Matters.............................................................10
               -------------------------------------

                                   ARTICLE IV
                                 INDEMNIFICATION.................................................................11

Section 4.01.  Unisource Indemnification of the Alco Group.......................................................11
               -------------------------------------------
Section 4.02.  Alco Indemnification of Unisource Group...........................................................11
               ---------------------------------------
Section 4.03.  Insurance and Third Party Obligations.............................................................11
               -------------------------------------

                                    ARTICLE V

                            INDEMNIFICATION PROCEDURES...........................................................12

Section 5.01.  Notice and Payment of Claims......................................................................12
               ----------------------------
Section 5.02.  Notice and Defense of Third-Party Claims..........................................................12
               ----------------------------------------

                                   ARTICLE VI

                     INFORMATION SYSTEMS; TELECOMMUNICATIONS.....................................................13

Section 6.01  Ownership of Computer Systems......................................................................13
              -----------------------------
Section 6.02  Separation of Data.................................................................................13
              ------------------
Section 6.03  Access; Systems Support............................................................................14
              -----------------------
Section 6.04  IBM AS400..........................................................................................14
              ---------
Section 6.05  Telecommunications.................................................................................15
              ------------------


                                                  ARTICLE VII
                                             HEADQUARTERS FACILITY...............................................16

Section 7.01.  Continued Occupation of Headquarters Facility.....................................................16
               ---------------------------------------------
Section 7.02.  Proposed Sale.....................................................................................16
               -------------
Section 7.03.  Occupation by Unisource...........................................................................16
               -----------------------
Section 7.04.  Sharing of Costs of Operation.....................................................................16
               -----------------------------
Section 7.05.  Responsibility for Oversight; Services to be Provided.............................................17
               -----------------------------------------------------
Section 7.06.  Termination of Occupancy..........................................................................17
               ------------------------
Section 7.07.  Insurance; Release; Waiver of Subrogation.........................................................18
               -----------------------------------------
Section 7.08.  General Cooperation...............................................................................18
               -------------------

                                                   ARTICLE VIII

                                                 EMPLOYEE MATTERS................................................18

Section 8.01.  Assignment of Employees...........................................................................18
               -----------------------
Section 8.02.  Benefits Agreement................................................................................19
               ------------------


                                                    ARTICLE IX
                                                    TAX MATTERS..................................................19

                                                    ARTICLE X
                                                ACCOUNTING MATTERS...............................................19

Section 10.01.  Allocation of Prepaid Items and Reserves.........................................................19
                ----------------------------------------
Section 10.02.  Accounting Treatment of Assets Transferred and Liabilities Assumed...............................19
                ------------------------------------------------------------------
Section 10.03.  Intercompany Accounts............................................................................19
                ---------------------

                                                    ARTICLE XI
                                                    INFORMATION..................................................20

Section 11.01.  Provision of Corporate Records...................................................................20
                ------------------------------
Section 11.02.  Access to Information............................................................................20
                ---------------------
Section 11.03.  Litigation Cooperation...........................................................................20
                ----------------------
Section 11.04.  Reimbursement....................................................................................20
                -------------
Section 11.05.  Retention of Records.............................................................................20
                --------------------
Section 11.06.  Confidentiality..................................................................................20
                ---------------

                                                   ARTICLE XII
                                               INTEREST ON PAYMENTS..............................................21

                                                   ARTICLE XIII
                                                   MISCELLANEOUS.................................................21

Section 13.01.  Expenses.........................................................................................21
                --------
Section 13.02.  Notices..........................................................................................21
                -------
Section 13.03.  Amendment and Waiver.............................................................................22
                --------------------
Section 13.04.  Entire Agreement.................................................................................22
                ----------------
Section 13.05.  Parties in Interest..............................................................................22
                -------------------
Section 13.06.  Guaranteed Unisource Liabilities.................................................................23
                --------------------------------

Section 13.07.  Further Assurances and Consents............................23
                -------------------------------
Section 13.08.  Severability...............................................23
                ------------
Section 13.09.  Governing Law..............................................23
                -------------
Section 13.10.  Counterparts...............................................24
                ------------
Section 13.11.  Disputes...................................................24
                --------

Exhibit A      -      Sites Giving Rise to Environmental Site Liabilities
Exhibit B      -      Certain Guaranteed Unisource Liabilities
Exhibit C      -      Sold Businesses
Exhibit D      -      Other Unisource Assets
Exhibit E      -      Unisource Consolidated Balance Sheet

                             DISTRIBUTION AGREEMENT


          DISTRIBUTION AGREEMENT ("Agreement") dated as of November 20, 1996 by and between Alco Standard Corporation, an Ohio corporation (together with its successors and permitted assigns, "Alco"), and Unisource Worldwide, Inc, a Delaware corporation (together with its successors and permitted assigns, "Unisource").

                                    RECITALS
                                    --------

          A.       Unisource is presently a wholly-owned subsidiary of Alco.

          B. The Board of Directors of Alco has determined that it is in the best interest of Alco and the stockholders of Alco to make a distribution (the "Distribution") to the holders of Alco Common Stock (as defined herein) of all of the outstanding shares of Unisource Common Stock (as defined herein) at the rate of one share of Unisource Common Stock for every two shares of Alco Common Stock outstanding as of the Record Date (as defined herein).

          C. It is the intention of the parties that the Distribution will not be taxable to the stockholders of Alco pursuant to Section 355 of the Code (as defined herein).

          D. The parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following such Distribution.

          E. In connection with the Distribution, Alco and Unisource intend to enter into the Benefits Agreement and the Tax Agreement (as such terms are defined herein).

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

           Section 1.01.  Definitions.  As used herein, the following terms have
                          -----------
the following meaning:

          "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

          "Alco Business" means the business now or formerly conducted by Alco and its present and former subsidiaries, other than the Unisource Business.

          "Alco Common Stock" means the outstanding shares of common stock, no par value, of Alco.

          "Alco Group" means Alco and its subsidiaries, excluding any member of the Unisource Group.

          "Alco Headquarters Computer Assets" has the meaning specified in
Section 6.01.

          "Alco Liabilities" means (i) Liabilities of Alco under this Agreement or any Ancillary Agreement, (ii) Liabilities, other than Unisource Liabilities, incurred in connection with the operation of the Alco Business, whether arising before, on or after the Distribution Date and (iii) Liabilities arising in respect of the Waste Disposal Engineering Superfund Site involving the Brown & Bigelow Division of Saxon Industries, Inc.

          "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Benefits Agreement and the Tax Agreement.

          "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

          "Benefits Agreement" means the Benefits Agreement entered into on or prior to the Distribution Date between Alco and Unisource, as amended from time to time.

          "Cash Management System" means the consolidated cash management system maintained by Alco for itself and its subsidiaries.

          "Code" means the Internal Revenue Code of' 1986, as amended.

          "Commission" means the Securities and Exchange Commission.

          "Distribution" is defined in the recitals to this Agreement.

          "Distribution Agent" means National City Bank, Cleveland, Ohio, in its capacity as agent for Alco in connection with the Distribution.

          "Distribution Date" means December 31, 1996 or such other business day as of which the Distribution shall be effective, as determined by the Board of Directors of Alco.

          "Environmental Site Liabilities" means all Liabilities of the Alco Group or the Unisource Group arising under any environmental law (including common law claims) or regulation with respect to the sites listed on Exhibit A
                                                                     ---------
attached hereto and made a part hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Form 10" means the registration statement on Form 10 filed by Unisource with the Commission to effect the registration of the Unisource Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

          "Group" means the Alco Group or the Unisource Group.

          "Guaranteed Unisource Liabilities" means the IRB Debt and all other Unisource Liabilities on which any member of the Alco Group is an obligor by reason of any guarantee or contractual commitment, including, without limitation, those Unisource Liabilities set forth on Exhibit B attached hereto
                                                     ---------
and made a part hereof.

          "Headquarters Facility" means the land, buildings and improvements owned by Alco located at 825 Duportail Road, Wayne, Pennsylvania.

          "Information Statement" means the information statement to be sent to each holder of Alco Common Stock in connection with the Distribution.

          "IRB Debt" means the outstanding industrial development revenue bonds issued to finance facilities of the Unisource Group reflected on the Unisource Balance Sheet.

          "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "Record Date" means December 13, 1996 or such other date as is designated by Alco's Board of Directors as the record date for determining the stockholders of Alco entitled to receive the Distribution.

          "Revolving Credit Agreement" shall have the meaning set forth in
Section 3.03

          "Securities Act" means the Securities Act of 1933, as amended.

          "Sold Business" means any of the assets or businesses described on

Exhibit C attached hereto and made a part hereof formerly owned, directly or
---------
indirectly, by Alco or Unisource and heretofore sold.

          "Tax" shall have the meaning given to such term in the Tax Agreement.

          "Tax Agreement" means the Tax Sharing and Indemnification Agreement entered into on or before the Distribution Date between Alco and Unisource, as amended from time to time.

          "Tradenames" shall have the meaning set forth in Section 3.06.

          "Unisource Assets" means all Assets that are (i) owned of record or held in the name of a member of the Unisource Group, (ii) treated for internal financial reporting purposes of Alco prior to the Distribution or on the Unisource Balance Sheet as owned by a member of the Unisource Group, subject to acquisitions, dispositions and adjustments in the operation of the Unisource Business after September 30, 1996, (iii) on the Distribution Date used exclusively by one or more members of the Unisource Group or (iv) described on Exhibit D attached hereto and made a part hereof. Notwithstanding the
---------
foregoing, Unisource Assets shall not include any life insurance policies owned by Alco on the lives of any persons who are or will be employees of the Unisource Group or any amounts receivable from any person or entity by way of contribution or otherwise in respect of the Waste Disposal Engineering Superfund Site involving the Brown & Bigelow Division of Saxon Industries, Inc., all of which shall remain Assets of the Alco Group.

          "Unisource Balance Sheet" means the consolidated balance sheet of Unisource as of September 30, 1996 set forth on Exhibit E attached hereto and
                                                ---------
made a part hereof.

          "Unisource Business" means the business now or formerly conducted by the Unisource and its present or former subsidiaries or any other member of the Unisource Group.

          "Unisource By-laws" means the By-laws of Unisource in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Unisource Certificate" means the certificate of incorporation of Unisource in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Unisource Common Stock" means the outstanding shares of common stock, no par value, of Unisource.

          "Unisource Group" shall mean Unisource, its subsidiaries and any subsidiary or division of any member of the Alco Group that is operated under the control of Unisource and is included in the results of Unisource for internal financial reporting purposes.

          "Unisource Headquarters Computer Assets" has the meaning specified in
Section 6.01.

          "Unisource Liabilities" means (i) Liabilities of Unisource under this Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities incurred in connection with the conduct or operation of the Unisource Business or the ownership or use of the Unisource Assets, whether arising before, on or after the Distribution Date, (iii) Liabilities arising under or in connection with the Form 10, (iv) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Unisource Balance Sheet as increased or reduced in the operation of the Unisource Business after September 30, 1996, (v) except as otherwise provided in this Agreement or any Ancillary Agreement, Liabilities of the Alco Group or the Unisource Group relating to a Sold Business or arising out of the sale thereof and (vi) Environmental Site Liabilities. Notwithstanding the foregoing, the Unisource Liabilities shall not include (x) any debt of the Alco Group for money borrowed or evidenced by a note, debenture or other instrument, except the IRB Debt and other long-term debt and notes payable set forth in the Unisource Balance Sheet,
(y) Liabilities arising in respect of (1) any workmen's compensation claim if (or to the extent that, in the case of injuries or conditions that relate to periods both before and after September 30, 1996) the injury or condition giving rise to the claim was incurred on or before September 30, 1996 and (2) any automobile and general liability claim covered by insurance maintained by Alco (or that would be covered but for any self-insured retention or deductible maintained by Alco) if the occurrence giving rise to the claim occurred on or before September 30, 1996 or (z) any Liabilities expressly assumed or retained by Alco in this Agreement or any Ancillary Agreement.

          "Unisource Payment" means a cash payment in an amount equal to, and to be applied against, the amount of the Notes and Advances Payable to Alco and Affiliates set forth on the Unisource Balance Sheet plus interest thereon accrued from September 30, 1996 to the date of payment at the rate of 6.75% per annum.


                                  ARTICLE II

                               THE DISTRIBUTION

           Section 2.01.  Cooperation Prior to the Distribution.
                          -------------------------------------

          (a) Alco and Unisource shall prepare, and Alco shall mail to the holders of Alco Common Stock as of the Record Date, the Information Statement, which shall set forth appropriate disclosure concerning Unisource, the Distribution and any other appropriate matters. Alco and Unisource shall also prepare, and Unisource shall file with the Commission, the Form 10, which shall include the Information Statement. Alco and Unisource shall use all reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

          (b) Alco and Unisource shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan contemplated by the Benefits Agreement.

          (c) Alco and Unisource shall by means of a stock split or stock distribution cause the number of outstanding shares of Unisource Common Stock held by Alco to be equal to the number of shares to be distributed in the Distribution.

          (d) Alco and Unisource shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (e) Unisource shall prepare, file and pursue an application to permit listing of the Unisource Common Stock on the New York Stock Exchange.

          Section 2.02.  Alco Board Action; Conditions Precedent to the
                         ----------------------------------------------
Distribution. Alco's Board of Directors shall, in its discretion, establish the
------------
Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a) any necessary regulatory approvals shall have been received;

          (b) the Form 10 shall have become effective under the Exchange Act;

          (c) a favorable response shall have been received from the staff of the Commission with respect to Alco's no-action request concerning, among other things, whether the Distribution may be effected without registration of the Unisource Common Stock under the Securities Act;

          (d) Unisource shall have made the Unisource Payment;

          (e) Unisource's Board of Directors, as named in the Form 10, shall have been elected by Alco, as sole stockholder of Unisource, and the Unisource Certificate and Unisource By-laws shall be in effect;

          (f) the Unisource Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

          (g) Alco shall have received a favorable ruling from the Internal Revenue Service that the Distribution will not be taxable to the stockholders of Alco pursuant to Section 355 of the Code.

          Section 2.03.  The Distribution.  On or before the Distribution Date,
                         ----------------
subject to satisfaction or waiver of the conditions set forth in this Agreement, Alco shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Unisource Common Stock held by the Alco Group, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Section 2.04, to distribute to each holder of record of Alco Common Stock on the Record Date a certificate or certificates representing one share of Unisource Common Stock for each two shares of Alco Common Stock so held. Unisource agrees to provide all certificates for shares of Unisource Common Stock that the Distribution Agent shall require in order to effect the Distribution.

          Section 2.04.  Fractional Shares.  The Distribution Agent shall not
                         -----------------
distribute any fractional share of Unisource Common Stock to any holder. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the proceeds from such sales, based upon the average gross selling price of all such Unisource Common Stock, less a pro rata portion of the aggregate brokerage commissions payable in connection with such sales, to each holder of Alco Common Stock who would otherwise have received a fractional share of Unisource Common Stock.


                                  ARTICLE III

              CONVEYANCE OF CERTAIN ASSETS; ASSUMPTION OF CERTAIN
           LIABILITIES; CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS

           Section 3.01.  Conveyance of Assets; Discharge of Liabilities.
                          ----------------------------------------------

          (a) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, on the Distribution Date (i) all Unisource Assets are intended to be and shall become Assets of the Unisource Group, (ii) all Unisource Liabilities are intended to be and shall become exclusively the Liabilities of the Unisource Group and (iii) all other Assets and Liabilities of Alco and its subsidiaries are intended to be and shall remain exclusively the Assets or Liabilities of the Alco Group.

          (b) On or before the Distribution Date, Alco agrees to transfer or cause to be transferred to Unisource or to such other members of the Unisource Group as Unisource may designate, free and clear of all liens, mortgages, deeds of trust, security interests, charges, claims or encumbrances of any kind other than (i) easements, rights of way, zoning restrictions and other similar encumbrances affecting real property and (ii) those constituting or securing Unisource Liabilities, all right, title and interest of the Alco Group in and to any of the Unisource Assets.

          (c) On or before the Distribution Date, Unisource agrees to transfer or cause to be transferred to Alco or to such other member of the Alco Group as Alco may designate, free and clear of all liens, mortgages, deeds of trust, security interests, charges, claims or encumbrances of any kind other than (i) easements, rights of way, zoning restrictions and other similar encumbrances affecting real property and
(ii) those constituting or securing Alco Liabilities, all right, title and interest of the Unisource Group in and to any Assets that are not Unisource Assets.

          (d) Unisource agrees that on and after the Distribution Date it will pay, perform and discharge, or cause to be paid, performed or discharged, all of the Unisource Liabilities.

          (e) Alco agrees that on and after the Distribution Date it will pay, perform and discharge, or cause to be paid, performed and discharged, all of the Alco Liabilities. In connection therewith, without limiting the duties of the parties specified in Article XI of this Agreement, Unisource agrees that it will provide at its own expense all reasonable cooperation and assistance to Alco in connection with the investigation and resolution of claims specified in clause
(y) of the last sentence of the definition of Unisource Liabilities (including facilitating a return to work of personnel capable of doing so in the case of workmen's compensation claims).

          (f) In the event that any conveyance of an Asset required hereby is not effected on or before the Distribution Date, the obligation to transfer such Asset shall continue past the Distribution Date and shall be accomplished as soon thereafter as practicable.

          (g) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Distribution Date, then such Asset shall not be transferred until such consent has been obtained, and Alco or Unisource, as the case may be, shall cause the owner of such Asset to use all reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset and cause such owner to enforce such Asset for the benefit of such member. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset.

          (h) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belongs to a member of the other Group shall be transferred to the other Group by wire transfer not more than five business days after receipt of such payment.



           Section 3.02.  Conduct of Unisource Pending Distribution.
                          -----------------------------------------

          (a) Prior to the Distribution Date, Unisource shall not, without the prior consent in writing of Alco, make any public announcement concerning the Distribution and shall use its best efforts not to take any action which may prejudice or delay the consummation of the Distribution.

          (b) Prior to the Distribution Date, the business of Unisource shall be operated for the sole benefit of Alco as its sole stockholder.

          Section 3.03.  Revolving Credit Agreement.  Unisource shall use all
                         --------------------------
reasonable efforts promptly to obtain, and to satisfy all conditions for borrowing under, a revolving credit agreement with one or more lenders (the "Revolving Credit Agreement") in an amount sufficient to allow Unisource to make the Unisource Payment and to conduct the business of Unisource after the Distribution Date.

          Section 3.04.  Unisource Payment.  Upon satisfying the conditions to
                         -----------------
the first borrowing under the Revolving Credit Agreement, and in no event later than the Distribution Date, Unisource shall pay to Alco the Unisource Payment.

           Section 3.05.  Cash Management System.
                          ----------------------

          (a) Until Unisource obtains, and satisfies the conditions to the first borrowing under, the Revolving Credit Agreement, the Unisource Group shall continue to participate in the Cash Management System, which shall be operated in accordance with past practice.

          (b) As soon as reasonably practicable after Unisource satisfies the conditions to the first borrowing under the Revolving Credit Agreement, but in no event later than 30 days after the Distribution Date, Unisource shall cease using the Cash Management Systems and Alco and Unisource shall calculate the balance owed to or by the Unisource Group in order to bring to zero the intercompany account arising from participation by the Unisource Group in the Cash Management System after September 30, 1996. In making such calculation,
(i) intercompany balances shall earn or accrue interest at the rate of 6.75% per annum and (ii) on or before the Distribution Date the Unisource Group shall be entitled to a $4,000,000 credit in lieu of any interest in the Headquarters Facility.

          (c) Promptly after completing the calculation described in Section 3.05(b), Alco or Unisource, as the case may be, shall pay the amount due to the other.

          Section 3.06.  Unisource Foundation.  On or before the Distribution
                         --------------------
Date, Unisource shall establish a charitable foundation and shall apply for its tax-exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Subject to Unisource complying with the preceding sentence, on the Distribution Date Alco shall cause the Alco Standard Foundation to make a contribution to such charitable foundation in the amount of $1,000,000. If, however, for any reason the contribution cannot be made on the Distribution

Date, it shall be made as soon as practicable thereafter. Pending the making of such contribution, Alco shall cooperate with Unisource to assure that matching contributions in respect of charitable donations by employees of the Unisource Group are made in accordance with the past practice of the Alco Standard Foundation. When the contribution by the Alco Standard Foundation to the foundation established by Unisource is made, such contribution shall include a pro rata share of the income and expenses of the Alco Standard Foundation since the Distribution Date and be net of any matching contributions made on behalf of Unisource Group employees after the Distribution Date.

           Section 3.07.  Insurance.
                          ---------

          (a) Prior to the Distribution Date, Alco and Unisource will cooperate in obtaining insurance (or binders therefor) providing coverage to the Unisource Group similar to the coverage provided by insurance in place prior to the Distribution Date.

          (b) Alco will use all reasonable efforts to maintain directors' and officers' liability insurance at substantially the level of Alco's current directors' and officers' liability insurance policy for a period of five years with respect to the directors and officers of Alco who will become directors and officers of Unisource as of the Distribution Date for acts as directors and officers of members of the Alco Group during periods prior to the Distribution Date.

          (c) Alco will pay or reimburse the Unisource Group for the amount of any deductible or self-insured retention maintained by Alco in respect of any loss or damage in excess of normal intercompany deductibles to any Unisource Assets incurred on or before September 30, 1996 that would be covered by insurance maintained by Alco but for such deductible or self-insured retention. Unisource shall submit to Alco such evidence of the loss as Alco may reasonably require.

           Section 3.08.  Certain Intellectual Property Matters.
                          -------------------------------------

          (a) Except as otherwise set forth herein, after the Distribution Date neither party shall, directly or indirectly, use any name or any other trademark or tradename (collectively, the "Tradenames") (e.g., as to Alco, "Alco Standard" or "Ikon" and, as to Unisource, "Unisource") of the other party or its Group or any tradename or trademark likely to cause confusion with the Tradenames of the other party or its Group; provided, however, that either party shall be entitled to use the term "the corporate partnership."

          (b) After the Distribution Date, each party shall have the right to sell existing inventory and to use existing brochures, packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Tradenames until the earlier of (i) one year after the Distribution Date and (ii) the date existing stocks are exhausted.
Each party shall comply with all applicable laws or regulations in any use of packaging or labeling containing the Tradenames.

          (c) Neither party shall be obligated to change the Tradenames on finished goods in inventory and other materials in the hands of dealers, distributors and customers at the time of expiration of a time period set forth in (b) above.

          (d) Each party agrees to use reasonable efforts to cease using the Tradenames of the other party on buildings, cars, trucks and other fixed assets as soon as possible but in any event within a period not to exceed one year after the Distribution Date.


                                  ARTICLE IV

                                INDEMNIFICATION

          Section 4.01.  Unisource Indemnification of the Alco Group.  On and
                         -------------------------------------------
after the Distribution Date, Unisource shall indemnify, defend and hold harmless each member of the Alco Group, and each of their respective directors, officers, employees and agents (the "Alco Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys, fees and expenses in connection with any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Alco Indemnitees and arising out of, or due to the failure of Unisource or any member of the Unisource Group to pay, perform or otherwise discharge, any of the Unisource Liabilities.

          Section 4.02.  Alco Indemnification of Unisource Group.  On and after
                         ---------------------------------------
the Distribution Date, Alco shall indemnify, defend and hold harmless each member of the Unisource Group and each of their respective directors, officers, employees and agents (the "Unisource Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Unisource Indemnitees and arising out of, or due to the failure of Alco or any member of the Alco Group to pay, perform or otherwise discharge, any of the Alco Liabilities.

          Section 4.03.  Insurance and Third Party Obligations.  No insurer or
                         -------------------------------------
any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions,
(b) relieved of the responsibility to pay any claims to which it is obligated or
(c) entitled to any subrogation rights with respect to any obligation hereunder.



                                 ARTICLE V

                           INDEMNIFICATION PROCEDURES

          Section 5.01.  Notice and Payment of Claims.  If any Alco or Unisource
                         ----------------------------
Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article IV (other than in connection with any Action or claim subject to Section 5.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          Section 5.02.  Notice and Defense of Third-Party Claims.  Promptly
                         ----------------------------------------
following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 5.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.02; provided that if the Indemnifying Party does not within the
                   --------
same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability for such Third-Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified
                                                  --------
Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying
                                                --------
Party may not agree to any such settlement pursuant to which any such remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable
                       --------
for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

                                 ARTICLE VI

                    INFORMATION SYSTEMS; TELECOMMUNICATIONS

          Section 6.01  Ownership of Computer Systems.  On or before the
                        -----------------------------
Distribution Date, Alco shall transfer to Unisource ownership of the computer hardware and software identified on Exhibit D attached hereto and made a part
                                    ---------
hereof (the "Unisource Headquarters Computer Assets"). Alco shall retain ownership of all other computer hardware and software at the Headquarters Facility used in common by each Group (the "Alco Headquarters Computer Assets"), except that any hardware or software not appropriate for use in Alco's new headquarters facility or otherwise intended to be discarded by Alco shall be transferred without charge to Unisource and become Unisource Headquarters Computer Assets. Alco shall also retain all hardware and software licenses in effect prior to the Distribution Date that relate to management information systems ("MIS") functions performed by Alco corporate departments, including Tax, Treasury, Accounting and Personnel. Unisource shall be responsible for obtaining such duplicate or alternative licenses as it may require, and Alco shall reimburse Unisource up to an aggregate maximum of $200,000 to obtain such licenses.

          Section 6.02  Separation of Data.  As of the Distribution Date, or as
                        ------------------
soon thereafter as reasonably possible, Alco and Unisource shall create and maintain separate management information data systems for all functions heretofore supported by the Alco corporate MIS personnel.

          Section 6.03  Access; Systems Support.  For so long as the Alco Group
                        -----------------------
and the Unisource Group both occupy the Headquarters Facility, MIS employees of each Group shall have such access to the equipment and systems of the other Group as may be reasonably required. Alco and Unisource shall each cause the former corporate MIS personnel, whether employed by the Alco Group or the Unisource Group after the Distribution Date, to continue to support both the Alco Headquarters Computer Equipment and the Unisource Headquarters Computer Equipment for so long as both Groups remain at the Headquarters Facility. After the Distribution Date, however, Alco and Unisource shall use all reasonable efforts to effect the transition of support of the Alco Headquarters Computer Assets to employees of the Alco Group and support of the Unisource Headquarters Computer Assets to employees of the Unisource Group. At the time that the first of Alco or Unisource terminates its occupancy of the Headquarters Facility, support by employees of one Group for all systems of the other Group shall cease, except as provided in Section 6.04 and except where the failure to provide support by one Group will cause a material adverse impact on the business of the other Group. In no event, however, shall such computer system support extend beyond December 31, 1997.

          Section 6.04  IBM AS400.
                        ---------

          (a) Alco shall retain ownership of the existing IBM AS400 ("AS400") after the Distribution Date. Unisource will have access to the AS400 and may continue to process those systems currently running on the AS400 on the terms provided in this Section 6.04.

          (b) For so long as Alco and Unisource both utilize the AS400, Alco will dedicate one support person to the AS400 and will in general use all reasonable efforts to provide the same level of support as existed prior to the date of this Agreement. Alco and Unisource shall share all normal operating costs associated with the AS400 on an equal basis. Such costs include, but are not limited to: salary and benefits of the dedicated Alco support person, annual maintenance fees paid to J.D. Edwards and IBM, service fees paid to IBM for requested maintenance to the AS400 and software upgrade fees necessary to maintain support for the AS400 and/or the J.D. Edwards software. Each of Alco and Unisource shall be responsible for its own costs associated with telecommunications and hardware and software modifications required by the move of its Group to a new site, as well as for all costs of programming changes that apply only to its Group.

          (c) Any exceptions required by Unisource to normal processing hours and support must be approved by Alco. Every reasonable effort shall be made by Alco in accordance with past practice to honor reasonable requests by Unisource.

          (d) Any software changes requested by Unisource shall be submitted in writing to Alco for approval. Expenses related to the programming changes required by Unisource only shall be billed to Unisource at Alco's AS400 programmer's actual hourly rate and completed by Alco at agreed upon costs and time. Every reasonable effort shall be made by Unisource to limit the scope and amount of requested changes to the AS400.

          (e) For so long as Alco and Unisource both use the AS400, all hardware and software problems relating to the AS400 shall be handled by Alco with the respective vendors. Unisource shall not contact these vendors directly. Alco shall use all reasonable efforts to cause the vendors to address hardware and software problems brought to Alco's attention by Unisource.

          (f) Either Alco or Unisource may terminate its use and support of the AS400 upon at least 90 days' prior written notice to the other. In the event that Alco gives such a notice, Unisource shall have the option exercisable by notice to Alco on or before the date of termination to purchase the AS400, with or without any related software license (to the extent assignable), at a price payable in cash equal to the remaining book value on the date of termination. Such sale will be without any warranty by Alco as to the condition of the goods transferred. Unisource shall be solely responsible for the removal of the equipment and payment of the costs thereof. If Unisource fails to exercise its option to purchase the AS400, its right of access thereto shall terminate.

          (f) Alco may remove the AS400 at Alco's sole expense when Alco terminates its occupancy of the Headquarters Facility. Access by Unisource to the AS400 shall continue after Alco or Unisource ceases to occupy the Headquarters Facility, but Unisource shall be responsible for the installation, cost and maintenance of necessary communication lines and any corresponding hardware or software changes required to the AS400 to support Unisource as a remote user.

          (g) Unless earlier terminated as herein provided, access by Unisource to the AS400 will terminate on December 31, 1998.

          Section 6.05  Telecommunications.  Alco shall retain ownership of the
                        ------------------
telephone system at the Headquarters Facility. Alco and Unisource shall continue to share the telephone system while both Groups continue to occupy the Headquarters Facility. As of October 1, 1996, Alco shall pay 60% of the ongoing costs of the telephone system and Unisource shall pay the remaining 40%. Such percentages shall be adjusted in accordance with any adjustments of the percentages under Section 7.04. The costs include but are not limited to: annual maintenance fees, service calls to Bell Atlantic, Rolm and AT&T, trunk usage charges and phone mail software charges. After Alco terminates its occupancy of the Headquarters Facility, and, for so long as Unisource occupies the Headquarters Facility, Unisource shall have the option to continue using the telephone system but shall pay for 100% of such costs. At such time Unisource shall also have the option to purchase the telephone system from Alco at its book value on that date. Such a sale will be without any warranty by Alco as to the condition of the goods transferred.

                                 ARTICLE VII

                             HEADQUARTERS FACILITY

          Section 7.01.  Continued Occupation of Headquarters Facility.  On and
                         ---------------------------------------------
after the Distribution Date, the Alco Group and the Unisource Group shall continue to occupy and use the Headquarters Facility in substantially the same manner as prior to the Distribution Date, subject to the provisions of this
Article VII.

          Section 7.02.  Proposed Sale.  The parties acknowledge that the
                         -------------
Headquarters Facility is being held by Alco for sale. Unisource shall make portions of the Headquarters Facility used or occupied by the Unisource Group available for inspection by prospective buyers and shall cooperate with Alco in all other respects in connection with the proposed sale of the Headquarters Facility.

          Section 7.03.  Occupation by Unisource.  The Unisource Group shall
                         -----------------------
have the right for a period ending not later than December 31, 1997 to use and occupy, in accordance with past practice, those portions of the Headquarters Facility as are occupied by the Unisource Group on the Distribution Date and to continue to use in common with members of the Alco Group those portions of the Headquarters Facility as are used in common by the Alco Group and the Unisource Group. Each of Alco and Unisource shall cause the members of its Group to comply with all applicable laws and regulations relating to its use and occupancy of the Headquarters Facility.

          Section 7.04.  Sharing of Costs of Operation.  Subject to Section
                         -----------------------------
7.06, from October 1, 1996 until the earlier of April 1, 1997 or the date that the Alco Group ceases to occupy the Headquarters Facility, Unisource shall pay 40% of the costs of operation and maintenance of the Headquarters Facility, and Alco shall pay the remaining 60%. Such percentages are based upon the approximate numbers of employees of the Unisource Group and the Alco Group, respectively, expected to occupy the Headquarters Facility as of the Distribution Date. As of April 1, 1997 and at the beginning of each month thereafter for so long as the Alco Group and the Unisource Group both occupy the Headquarters Facility, the parties will adjust the foregoing percentages to reflect the relative numbers of employees at that time. Subject to Section 7.06, after the Alco Group ceases to occupy the Headquarters Facility, Unisource shall pay 100% of the costs of operation and maintenance. "Costs of operation and maintenance" shall include the following costs relating to the Headquarters Facility attributable to such period: rent payable to any new owner, real estate taxes and assessments, utilities, lawn care, snow and trash removal, janitorial services, the cost of salaries and benefits of employees engaged in operation or maintenance, such as receptionists, cafeteria personnel and maintenance staff members, cost of casualty insurance and costs of repairs not exceeding $5,000 for any individual items. The cost of all capital expenditures and all repairs exceeding $5,000 for any individual item shall be the sole responsibility of Alco.

          Section 7.05.  Responsibility for Oversight; Services to be Provided.
                         -----------------------------------------------------
For so long as the Alco Group occupies the Headquarters Facility, Alco shall be responsible for supervision of the operation and maintenance of the premises, including operation and maintenance of the cafeteria, and shall use all reasonable efforts to keep and maintain the Headquarters Facility clean and neat, reasonably free of accumulations of ice and snow and in good working order. Personnel heretofore engaged in such activities but assigned to the Unisource Group in accordance with Article VIII hereof shall be made available to Alco to continue such activities for so long as both the Alco Group and the Unisource Group occupy the Headquarters Facility. Hours of access and provision of utilities shall be in accordance with the past practice of the parties.
Section 7.04 and this Section 7.05 are subject to the following limitations:

          (a) Alco shall provide cafeteria services at the Headquarters Facility in accordance with past practice until such time as substantially all of the Alco employees vacate the Headquarters Facility. At that time Unisource shall have the right to continue operations of the cafeteria at its sole cost and expense and using its own personnel or an outside contractor. If Unisource elects to continue to provide cafeteria service, Alco shall make available its cafeteria equipment and furniture without cost for so long as the Unisource Group occupies the Headquarters Facility.

          (b) The full-time building-service employees of Alco shall provide building services at the Headquarters Facility until such time as other Alco employees leave the Headquarters Facility. At that time Unisource shall be solely responsible for the costs of its own employees engaged in building services (including cleaning).

          (c) After Alco ceases to occupy the Headquarters Facility, if Unisource so requests Alco will make Alco's cleaning staff available to perform cleaning services for Unisource at its sole cost and expense.

          (d) Alco shall provide main lobby receptionist service until such time as the Alco Group terminates its occupancy of the Headquarters Facility. Unisource shall have the option at that time to assume responsibility for this function using its own employees and at its sole cost and expense. Alco shall provide training to designated Unisource employees if requested by Unisource.

          Section 7.06.  Termination of Occupancy.  Prior to December 31, 1997
                         ------------------------
Unisource may terminate its occupancy of the Headquarters Facility at any time and may terminate its obligation to pay its share of the cost of operation and maintenance as provided in Section 7.04 upon at least 30 days' prior written notice to Alco. Upon the effective date of termination specified in such notice, both all rights of occupancy of the Headquarters Facility by any member of the Unisource Group and Unisource's obligation to pay any share of the cost of operations and maintenance of the Headquarters Facility shall cease.

          Section 7.07.  Insurance; Release; Waiver of Subrogation.
                         -----------------------------------------

          (a) Casualty insurance on the Headquarters Facility shall be the sole responsibility of Alco, and, in the event of any fire or other casualty, Alco shall be entitled to receive and retain all insurance proceeds and shall have no obligation to rebuild or repair any damaged parts of the Headquarters Facility. In the event of such a fire or other casualty, the obligation of Unisource to contribute to the cost of operation and maintenance of the Headquarters Facility shall terminate (in the case of a fire or other casualty that effectively prevents occupancy by the Unisource Group) or equitably adjusted (in the event of a fire or other casualty that interferes with or effectively prevents occupancy by the Unisource Group in part only).

          (b) Alco hereby waives any and all right of recovery which it might otherwise have against any member of the Unisource Group and their agents and employees for loss or damage occurring to the Headquarters Facility notwithstanding that such loss or damage may result from the negligence or fault of a member of the Unisource Group or its agent or employees.

          (c) Alco shall cause its insurance companies to waive all rights of subrogation against any member of the Unisource Group with respect to losses under such policies.

          Section 7.08.  General Cooperation.  For so long as both the Alco
                         -------------------
Group and the Unisource Group occupy the Headquarters Facility, Alco and Unisource shall each cause its respective Group to provide to the other Group such access to libraries and similar formerly-common facilities as may reasonably be requested. Each of Alco and Unisource shall generally cooperate in all reasonable respects in the operation, maintenance and occupancy of the Headquarters Facility.


                                 ARTICLE VIII

                                EMPLOYEE MATTERS

          Section 8.01.  Assignment of Employees.  Employees of either party who
                         -----------------------
have previously provided services for both the Alco Group and the Unisource Group have been assigned as of October 1, 1996 to the Alco Group or the Unisource Group in the manner heretofore mutually agreed by the parties. The cost of salaries and benefits for the Alco Group employees assigned to the Unisource Group will be assumed by Unisource beginning on October 1, 1996.


          Section 8.02.  Benefits Agreement.  All matters relating to or arising
                         ------------------
out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the Alco Group or the Unisource Group shall be governed by the Benefits Agreement.


                                  ARTICLE IX

                                  TAX MATTERS

          All matters relating to Taxes shall be governed exclusively by the Tax Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Tax Agreement and this Agreement, the Tax Agreement shall govern.


                                   ARTICLE X

                              ACCOUNTING MATTERS

          Section 10.01.  Allocation of Prepaid Items and Reserves.  All prepaid
                          ----------------------------------------
items and reserves that have been maintained by Alco on a consolidated basis but that relate in part to assets or liabilities of the Unisource Group shall be allocated between Alco and Unisource in such reasonable manner as they shall mutually agree.

          Section 10.02.  Accounting Treatment of Assets Transferred and
                          ----------------------------------------------
Liabilities Assumed.  All transfers of Assets of the Alco Group to the Unisource
-------------------
Group pursuant to this Agreement shall constitute contributions by Alco to the capital of Unisource. All transfers of Assets of the Unisource Group to the Alco Group, and the assumption by the Unisource Group of Liabilities of the Alco Group, net of Assets received, shall be treated as a distribution by Unisource to Alco.

          Section 10.03.  Intercompany Accounts.  All intercompany accounts
                          ---------------------
between members of the Alco Group and members of the Unisource Group existing as of September 30, 1996, other than the Notes and Advances Payable to Alco and its Affiliates set forth on the Unisource Balance Sheet, shall be canceled as of September 30, 1996. Intercompany accounts arising in the ordinary course of business on or after October 1, 1996 (other than those customarily included as part of the Cash Management System and treated in accordance with Section 3.05) shall be paid in accordance with their respective terms.

                                  ARTICLE XI

                                  INFORMATION

          Section 11.01.  Provision of Corporate Records.  Alco and Unisource
                          ------------------------------
shall each arrange as soon as practicable following the Distribution Date for the provision to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs.

          Section 11.02.  Access to Information.  From and after the
                          ---------------------
Distribution Date, Alco and Unisource shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

          Section 11.03.  Litigation Cooperation.  Alco and Unisource shall each
                          ----------------------
use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved.

          Section 11.04.  Reimbursement.  Alco and Unisource, each providing
                          -------------
information or witnesses under Sections 11.01, 11.02 or 11.03 to the other, shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

          Section 11.05.  Retention of Records.  Except as otherwise required by
                          --------------------
law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as otherwise provided in Section VII of the Tax Agreement, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

          Section 11.06.  Confidentiality.  Each party shall, and shall cause
                          ---------------
each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired after the Distribution on a non-confidential basis from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree in writing to comply with the provisions of this Section 11.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.


                                  ARTICLE XII

                             INTEREST ON PAYMENTS

          Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to the prime commercial lending rate publicly announced by CoreStates Bank, N.A. or any successor thereto at its principal office (or any alternative rate substituted therefor by such Bank).


                                 ARTICLE XIII

                                 MISCELLANEOUS

          Section 13.01.  Expenses.  Except as specifically provided in this
                          --------
Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors) shall be paid by Alco. Without limiting the foregoing, Alco shall pay the legal, filing, accounting, printing and other expenses in connection with the preparation, printing and filing of the Form 10.

          Section 13.02.  Notices.  All notices and communications under this
                          -------
Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                                 If to Alco, to:

                                 Alco Standard Corporation
                                 825 Duportail Road
                                 Wayne, Pennsylvania 19087
                                 Attention:  Corporate Secretary


                                 If to Unisource, to:

                                 Unisource Worldwide, Inc.
                                 825 Duportail Road
                                 Wayne, Pennsylvania 19087
                                 Attention:  Corporate Secretary

Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

          Section 13.03.  Amendment and Waiver.  This Agreement may not be
                          --------------------
altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

          Section 13.04.  Entire Agreement.  This Agreement, together with the
                          ----------------
Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

          Section 13.05.  Parties in Interest.  Neither of the parties hereto
                          -------------------
may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the Alco Group and the Unisource Group and the Alco Indemnitees and Unisource Indemnitees under Articles IV and V hereof.

          Section 13.06.  Guaranteed Unisource Liabilities.
                          --------------------------------

          (a) Unisource shall use all reasonable efforts (excluding payment of money or other significant consideration) to obtain as promptly as practicable after the Distribution Date the release of Alco from its obligations with respect to Guaranteed Unisource Liabilities identified on Exhibit B attached
                                                          ---------
hereto and made a part hereof. In no event shall any member of the Unisource Group extend the term of any Guaranteed Unisource Liabilities (such as by exercising an option to renew a lease) unless the guarantee of Alco is released as to any future obligations under such Guaranteed Unisource Liabilities or Alco otherwise consents in writing.

          (b) In the event that Alco is required to pay any Guaranteed Unisource Liabilities, without limiting any of Alco's rights and remedies against Unisource under this Agreement or otherwise, in order to secure Unisource's indemnity obligations to Alco hereunder in respect of such Guaranteed Unisource Liabilities, Alco shall be entitled to all the rights of the payee in any property of any member of the Unisource Group pledged as security for such Guaranteed Unisource Liabilities.

          Section 13.07.  Further Assurances and Consents.  In addition to the
                          -------------------------------
actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any
           --------
consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

          Section 13.08.  Severability.   The provisions of this Agreement are
                          ------------
severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

          Section 13.09.  Governing Law.  This Agreement shall be construed in
                          -------------
accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules of such state.

          Section 13.10.  Counterparts.  This Agreement may be executed in one
                          ------------
or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

          Section 13.11.  Disputes.
                          --------

          (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be subject to the provisions of this
Section 13.11; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall thereupon attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 20 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive. Within 45 days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) If the Dispute has not been resolved by negotiation within 60 days of the first party's notice, or if the parties failed to meet within 45 days, the parties shall endeavor to settle the Dispute by mediation under the then current Commercial Mediation Rules of the American Arbitration Association.

          (d) If the Dispute has not been resolved within 180 days after delivery of the first notice under Section 13.11(b), either party may commence any litigation or other procedure allowed by law.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                 ALCO STANDARD CORPORATION


                                 By  /s/ John E. Stuart
                                   --------------------------------------
                                     John E. Stuart
                                     Chairman and Chief Executive Officer

                                 UNISOURCE WORLDWIDE, INC.


                                 By  /s/ Ray B. Mundt
                                   -----------------------------------------
                                     Ray B. Mundt
                                     Chairman and Chief Executive Officer

                                   EXHIBIT A
                                   ---------

              Sites Giving Rise to Environmental Site Liabilities
              ---------------------------------------------------


Any site or facility owned or utilized before, on, or after the Distribution Date by any member of the Unisource Group including, without limitation, businesses or companies formerly part of the Unisource Group as listed on Exhibit C, excluding, however, sites or facilities primarily utilized by any
---------
member of the Alco Group.

The following is a current list describing known environmental claims in process relating to the Unisource Group:

     1.   Granville, OH Site - Copco Papers
          ---------------------------------

     2.   Marshall St., Milwaukee, WIS -- Butler
          --------------------------------------

     3.   Hansrob Road, Orlando, FLA -- Unijax
          ------------------------------------

     4.   Livonia, MI -- Butler
          ---------------------

     5.   Glen Burnie, MD -- Butler
          -------------------------

     6.   St. Louis, MO -- Butler
          -----------------------

     7.   Union Chemical Superfund Site, South Hope, ME (Fonda) Saxon Bankruptcy
          ----------------------------------------------------------------------

     8.   Berks Landfill, PA Site - Wyomissing Corp.
          ------------------------------------------

     9.   Elkton, MD Spectron Superfund Site - Wyomissing Corp.
          -----------------------------------------------------

                                   EXHIBIT B
                                   ---------

                   Certain Guaranteed Unisource Liabilities
                   ----------------------------------------

A.   Customer Financing Programs
     ---------------------------

     Bank:                                   Maximum Liability - 9/30/96

     1.    Bank One, Columbus, N.A.                 $4,215,500
     2.    SunTrust Banks, Inc.                      1,600,000
     3.    Toronto Dominion Bank                     2,340,300

B.   Asset Securitization Program
     ----------------------------

     Bank of Montreal  -  $95,000,000 CDN

C.   Industrial Revenue Bond Financings
     ----------------------------------

     Location:

     1.   7575 Brewster Avenue
          Philadelphia, PA

     2.   2 Birchmont Drive
          Reading, PA

D.   LIBOR Leases
     ------------

     Location:               Landlord:                   Expiration Date:

     4225-A Hacienda Drive   Pitcairn Properties         9/30/00
     Pleasanton, CA

     8195 Lackland Road      Pitcairn Properties         10/31/00
     St. Louis, MO

     4414 Hollister Avenue   Pitcairn Properties         10/31/00
     Houston, TX

E.   Other Real Estate Leases
     ------------------------

     Location:               Landlord:                   Expiration Date:

     6650 Top Gun Street     Western Devcon              10/31/02
     San Diego, CA

     1095 S. Fourth Avenue   Pitcairn Properties         1/31/14
     Brighton, CO

     315 Post Road West      Skyler L.P.                 4/30/98

     161 Avenue of the
      Americas               Earl Kazis Associates       12/31/07
      New York, NY

                                   EXHIBIT C
                                   ---------

                                Sold Businesses
                                ---------------


             Business                          Buyer              Date of Sale
             --------                          -----              ------------

Minerva Paper                       James River Corp.                4/29/81
A.E. MacAdam & Co.                  George W. Millar & Co., Inc.     5/13/83
Harold Paper Company                Lombardi Food Co.                6/13/83
Narrow Fabric Division of           assets to management group       9/30/85
  Wyomissing Corp.
Wyomissing Corp.                    James River Corp.                3/31/89
Coastal Plastics                    BBC Acquisitions Corp.           6/30/89
American Warehouses, Inc.           Larry Chandler                   2/13/91
                                    American Warehouses, Inc.
Central Products, Inc.              Spinnaker Industries, Inc.       9/29/95

Former units of Saxon Industries, Inc.*

Brown & Bigelow Division            B&B Communications                 1983
Chuckerman Company, a Division      Swarz Paper Company                1982
Fonda Cup and Container Division    DMS Acquisition Company            1984
Missisquoi Division                 Boise Cascade Corporation          1983
National Metallizing Division       NMD, Inc.                          1982
Saxon Business Products Division    Copystatics, Inc.                  1982
Saxon Export Corporation            Saxport International, Inc.        1982

------------------
* Alco has disclosed to Unisource all claims known to Alco relating to these former units of Saxon Industries, Inc.

                                   EXHIBIT D
                                   ---------

                             Other Unisource Assets
                             ----------------------


1.   Real Estate
     -----------

     Properties still in the name of Alco to be transferred to Unisource:

     Carpenter Paper Company of Nebraska
     5220 "F" Street
     Omaha, NE

     Garrett Buchanan Company
     8261 Preston Court
     Jessup, MD

     Garrett Buchanan Company (IRB)
     7575 Brewster Avenue
     Philadelphia, PA

     Garrett Buchanan Company (IRB)
     2 Birchmont Drive
     Reading, PA

     Rourke-Eno Company
     11 Almeida Avenue
     E. Providence, RI

2.   Equipment, Furniture and Other Personal Property
     ------------------------------------------------

     A.   Computer Equipment and Software
          -------------------------------

          50 personal computers with standard software
           4 network servers
           4 Netware 4.1
           1 DiscPort
           1 Shiva Rover

     B.   Other.  Certain other equipment, furniture, libraries and other
          -----
personal property located in the Headquarters Facility (to be identified by representatives of the parties) that may not presently be used exclusively by Unisource but are intended to be transferred to Unisource. Additionally, all furniture and equipment at the Headquarters Facility currently used on an individual basis by employees assigned to the Unisource Group will be transferred to Unisource.

                                   EXHIBIT E
                                   ---------

                           UNISOURCE WORLDWIDE, INC.
                          CONSOLIDATED BALANCE SHEET
                            (dollars in thousands)


                                                                 September 30,
                                                                      1996
                                                                 --------------
Assets
      Current Assets
      Cash                                                          $   14,596
      Accounts receivable, less allowance for
        doubtful accounts of $19,927                                   790,818
      Inventories                                                      470,217
      Prepaid expenses and deferred taxes                               54,853
                                                                    ----------
        Total current assets                                         1,330,484
                                                                    ----------

      Long-Term Receivables                                             21,890

      Property and Equipment, net                                      224,168

      Goodwill                                                         509,850
      Deferred Costs and Other Assets                                  105,322
                                                                    ----------
Total Assets                                                        $2,191,714
                                                                    ==========
Liabilities and Stockholder's Equity
      Current Liabilities
      Current portion of long-term debt                             $      840
      Notes payable                                                     38,367
      Trade accounts payable                                           438,899
      Accrued salaries, wages and commissions                           27,011
      Restructuring costs                                               15,575
      Other accrued expenses                                            59,000
                                                                    ----------
        Total current liabilities                                      579,692
                                                                    ----------

      Long-Term Debt                                                    21,097

      Notes and Advances Payable to Alco and Affiliates                553,700

      Deferred Taxes and Other Liabilities
      Deferred taxes                                                    54,462
      Restructuring costs                                               13,896
      Other long-term liabilities                                       33,366
                                                                    ----------
                                                                       101,724
                                                                    ----------
      Stockholder's Equity
      Series A Preferred Stock, par value $.01, authorized
        200,000 shares; issued and outstanding 122,884 shares
        at $1 stated face value
        (liquidation preference $122,884)                                    -

      Common Stock, $.01 par value, authorized 200,000 shares,
        issued and outstanding 100,000 shares                                1
      Additional paid-in capital                                       778,444
      Retained earnings                                                181,458
      Foreign currency translation adjustments                         (24,402)
                                                                    ----------
        Total stockholder's equity                                     935,501
                                                                    ----------

Total Liabilities and Stockholder's Equity                          $2,191,714
                                                                    ==========